Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Signs Binding Term Sheet to Acquire a Provider of
SaaS CRM Solutions for the Not-For-Profit Market
Launches CDC Software’s Roll Up Strategy to Acquire Additional SaaS Companies in the
NFP and Other Complementary Vertical Markets
SHANGHAI, ATLANTA, Oct. 22, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has signed a binding term sheet to acquire a provider of software as a service (SaaS) solutions for the Not-For-Profit (NFP) market, a move that launches its SaaS acquisition strategy and increases its market expansion in this new vertical.
This transaction launches CDC Software’s plans to acquire on demand companies that can be rolled up into one formidable SaaS software solutions provider complementing its on-premise solutions in similar vertical industries, such as NFP. This is the first of other potential SaaS acquisitions that CDC Software believes will enable it to offer customers more deployment options, such as on-premise and on demand solutions that best fit their business requirements. With its global infrastructure and market footprint, CDC Software plans to launch this SaaS offering worldwide through its more than 22 offices and its 1200 resellers and partners around the world.
According to market research, there is an estimated 1.5 million registered NFPs in North America alone. For more than 10 years, this venture capital-financed company has provided software solutions to the NFP space. The company’s more than 100 customers, including approximately 1,500 seats, include trade groups, professional societies, medical-based not-for-profit organizations, associations, hospitals, colleges and universities, certification bodies, fundraising groups, individual member- based groups, NFP management companies and donor-based organizations. Its customers can automate constituent communications and development, member services, constituent-to-constituent collaboration, ERP, CRM, financial management, transaction processing and e-commerce all from a single platform.

“This planned acquisition is a milestone for us in terms of its fit with our SaaS strategy, expansion into a new market, the disciplined valuation and its potential to be earnings accretive,” said Bruce Cameron, president of CDC Software. “SaaS solutions are appealing for some organizations, especially the NFP market, as a low-cost way for businesses to realize the benefits of licensed software which otherwise might be cost prohibitive for them. We believe the target company has a strong management team that include proven entrepreneurs and is profitable with a solid recurring revenue stream. We also believe that this business will grow strongly in the future as we leverage our global scalable business and technology platform with their SaaS technology. We feel this combination will help position us as a leading SaaS solutions provider in the NFP space.”
In the event this transaction is completed, the acquisition also is expected to generate new cross-selling opportunities for CDC MarketFirst and CDC Respond which will extend this company’s product functionality into the areas of marketing automation, lead management and complaint and feedback management. CDC MarketFirst, for instance, can potentially help this company execute broad email campaigns promoting upcoming events and membership recruitment activities in addition to lead generation, while CDC Respond could help improve communications and feedback from member organizations
The acquisition is subject to several customary closing conditions, including the execution of definitive documentation related to the acquisition, the receipt of all requisite approvals and consents, and the satisfactory completion of due diligence by CDC Software. The acquisition is expected to close in the fourth quarter of 2009.
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), e-M-POWER (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC

Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, the acquisition target and our expected acquisition of this company, including the earnings-accretive nature thereof, our beliefs regarding the potential expansion in the NFP market and the characteristics of the NFP market, our expectations regarding the completion of this acquisition and the effects and expected benefits thereof, our beliefs regarding the benefits of the acquisition target’s products to customers, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired with our current and future products such as CDC MarketFirst and Respond solutions, our beliefs regarding potential cross-selling opportunities, our beliefs regarding the potential future performance of this company post-acquisition and the effects on our market and competitive position, our expectations regarding the resumption of an acquisition business strategy, our expectations regarding our possible market share and our ability to attain future expansion and success with customers of CDC Software, our beliefs regarding our ability to integrate this acquisition into CDC Software, our beliefs regarding our global scalable business and technology platform and our beliefs regarding past successful integrations and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of this acquisition on favorable terms, if at all, and the ability of CDC Software and/or this acquisition products to address the business requirements of the market. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.